Exhibit 5.1

DLA Piper LLP (US) 4365 Executive Drive, Suite 1100 San Diego, California 92121-2133 T :(858) 677-1400 F :(858)-677-1401 www.dlapiper.com

May 15, 2026

Cohu, Inc.

17087 Via Del Campo

San Diego, CA 92127-1711

Re: Post-Effective Amendment to Registration Statements on Form S-8

Ladies and Gentlemen:

As legal counsel for Cohu, Inc., a Delaware corporation (the “Company”), we are rendering this opinion in connection with the Post-Effective Amendment (the “Post-Effective Amendment”) to (i) Registration Statement on Form S-8 (File No. 333-132605) filed with the Securities and Exchange Commission (the “Commission”) on March 21, 2006, (ii) Registration Statement on Form S-8 (File No. 333-160760) filed with the Commission on July 23, 2009, (iii) Registration Statement on Form S-8 (File No. 333-186973) filed with the Commission on February 28, 2013, (iv) Registration Statement on Form S-8 (File No. 333-207016) filed with the Commission on September 18, 2015, (v) Registration Statement on Form S-8 (File No. 333-233080) filed with the Commission on August 7, 2019; and (vi) Registration Statement on Form S-8 (File No. 333-273711) filed with the Commission on August 4, 2023 (collectively, the “Prior Registration Statements”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”).

The Prior Registration Statements registered the issuance of shares of the Company’s common stock pursuant to awards granted under the Company’s 2005 Equity Incentive Plan (the “Prior Plan”). The Post-Effective Amendment reflects that any shares (the “Returning Shares”) that are currently subject to outstanding awards under the Prior Plan will become available for issuance under the Company’s 2026 Equity Incentive Plan (the “2026 Plan”) if such awards under the Prior Plan subsequently expire, terminate or are otherwise surrendered, canceled or forfeited or are settled in cash in lieu of common stock as set forth in the 2026 Plan.

We have examined such instruments, documents and records which we deemed relevant and necessary for the basis of our opinion hereinafter expressed. In such examination, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. We express no opinion concerning any law other than the corporation laws of the State of Delaware and the federal law of the United States.

Based on such examination, we are of the opinion that the Returning Shares which may be issued under the 2026 Plan, when issued against receipt of the consideration therefor in accordance with the provisions of the 2026 Plan, will be validly issued, fully paid and nonassessable. We hereby consent to the filing of this opinion as Exhibit 5.1 to the Post-Effective Amendment referred to above and the use of our name wherever it appears in the Post-Effective Amendment. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

This opinion letter is given to you solely for use in connection with the issuance of the Returning Shares in accordance with the Post-Effective Amendment and is not to be relied on for any other purpose. Our opinion is expressly limited to the matters set forth above, and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Returning Shares or the Post-Effective Amendment. This opinion is rendered as of the date hereof, and we assume no obligation to advise you of any fact, circumstance, event or development that may hereafter be brought to our attention whether or not such occurrence would alter, affect or modify the opinion expressed herein.

Respectfully submitted,

/s/ DLA Piper LLP (US)

DLA Piper LLP (US)